US Ecology Announces First Quarter 2016 Results

Adjusted EBITDA Declined to $26.1 Million

First Quarter Base Business up 7%

Reaffirms 2016 Outlook

BOISE, ID -- (Marketwired - April 28, 2016) - US Ecology, Inc. (NASDAQ: ECOL) ("the Company") today reported financial results for the quarter ended March 31, 2016.

"First quarter operating results and adjusted EBITDA came in better than expected on the strength of our Base Business and continued improvement in our Field and Industrial Services group," commented Chairman and Chief Executive Officer, Jeff Feeler. "Our Base Business grew 7% over the first quarter of last year on solid performance in verticals such as refining and general manufacturing. As expected, we experienced a decline in our Event Business as we cycle the completion of a large east coast clean-up project."

Total revenue for the first quarter of 2016 was $113.3 million, down from $136.7 million in the same quarter last year. Revenue for the first quarter of 2015 included $13.9 million of revenue for Allstate Power Vac ("Allstate"), which was divested on November 1, 2015. Revenue for the Environmental Services ("ES")(1) segment was $81.5 million for the first quarter of 2016, down from $87.4 million in the first quarter of 2015. This decline consisted of a 7% decrease in treatment and disposal ("T&D") revenue and a 5% decrease in transportation revenue compared to the first quarter of 2015. Revenue for the Field and Industrial Services ("FIS")(2) segment was $31.8 million for the first quarter of 2016 compared to $49.3 million in the same period of 2015. The divested Allstate business contributed $13.9 million of revenue in the first quarter of 2015. The remainder of the decrease in FIS revenue was primarily the result of lower transportation service revenue in the first quarter of 2016 associated with now completed Event Business.

Gross profit for the first quarter of 2016 was $35.2 million, down from $39.8 million in the same quarter last year. Gross profit for the ES segment was $30.5 million in the first quarter of 2016, down from $33.2 million in the same quarter of 2015. T&D gross margin for the ES segment was 41% for the first quarter of 2016 compared to 42% in the first quarter of 2015. Gross profit for the FIS segment in the first quarter of 2016 was $4.8 million. This compares to $6.7 million in the first quarter of 2015, which included $2.6 million from the divested Allstate business, representing therefore a year-over-year improvement in the remaining FIS business.

Selling, general and administrative ("SG&A") expense for the first quarter of 2016 was $19.4 million compared with $24.9 million in the same quarter last year which included $3.0 million related to the divested Allstate business. The decrease in SG&A primarily reflects lower business development expenses and lower incentive compensation in the first quarter of 2016 compared to the first quarter of 2015.

Operating income for the first quarter of 2016 was $15.8 million, up 6% from $15.0 million in the first quarter of 2015. Allstate had an operating loss of $398,000 in the first quarter of 2015. Adjusted EBITDA for the first quarter of 2016 was $26.1 million, down 4% from $27.2 million in the same period last year. Pro Forma adjusted EBITDA, which excludes the divested Allstate business and business development expenses, was $26.2 million in the first quarter of 2016 compared to $27.9 million in the first quarter of 2015. A reconciliation of net income to adjusted EBITDA and Pro Forma adjusted EBITDA is attached as Exhibit A to this release.

Consolidated net interest expense for the first quarter of 2016 was $4.5 million, down from $5.7 million in the first quarter of 2015. The decrease was primarily due to lower debt levels in the first quarter of 2016 compared with the first quarter of 2015 partially offset by approximately $200,000 of incremental non-cash amortization of deferred financing fees in the first quarter of 2016 due to debt principal payments.

The Company's consolidated effective income tax rate for the first quarter of 2016 was 38.4%, up from 33.1% for the first quarter of 2015. This increase primarily reflects a lower proportion of earnings from our Canadian operations which are taxed at a lower corporate tax rate. The increase is also partially attributable to a higher U.S. effective tax rate in the first quarter of 2016 driven by a higher overall effective state tax rate resulting from changes in our apportionment between the various states in which we operate.

Net income for the first quarter of 2016 was $7.5 million, or $0.35 per diluted share, compared to $5.9 million, or $0.27 per diluted share in the first quarter of 2015. Adjusted earnings per share, which excludes the divested Allstate business, foreign currency translation gains and losses and business development expenses, was $0.32 in the first quarter of 2016 compared to $0.36 per diluted share for the first quarter of 2015. A reconciliation of earnings per diluted share to adjusted earnings per diluted share is attached as Exhibit A to this release.

2016 Outlook

"Overall, business conditions remain consistent with our expectations," added Feeler. "Our underlying Base Business remains strong and we continue to bid on and secure Event Business opportunities, further supporting our view of sequentially stronger quarterly financial performance as we progress through the year."

Management continues to expect full year 2016 diluted earnings per share to range between $1.80 and $1.95, excluding business development expenses and foreign currency gains and losses, with Adjusted EBITDA ranging from $126 million to $132 million.

Dividend

On April 1, 2016, the Company declared a quarterly dividend of $0.18 per common share for stockholders of record on April 22, 2016. The $3.9 million dividend will be paid on April 29, 2016.

Conference Call

US Ecology, Inc. will hold an investor conference call on Friday, April 29, 2016 at 10:00 a.m. Eastern Time (8:00 a.m. Mountain Time) to discuss these results and its current financial position and business outlook. Questions will be invited after management's presentation. Interested parties can access the conference call by dialing 877-512-4138 or 412-317-5478. The conference call will also be broadcast live on our website at www.usecology.com. An audio replay will be available through May 6, 2016 by calling 877-344-7529 or 412-317-0088 and using the passcode 10084194. The replay will also be accessible on our website at www.usecology.com.

About US Ecology, Inc.

US Ecology, Inc. is a leading North American provider of environmental services to commercial and government entities. The Company addresses the complex waste management needs of its customers, offering treatment, disposal and recycling of hazardous, non-hazardous and radioactive waste, as well as a wide range of complementary field and industrial services. US Ecology's focus on safety, environmental compliance, and best-in-class customer service enables us to effectively meet the needs of our customers and to build long-lasting relationships. Headquartered in Boise, Idaho, with operations in the United States, Canada and Mexico, the Company has been protecting the environment since 1952. For more information, visit www.usecology.com.

Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on management's beliefs and assumptions, which in turn are based on currently available information. Important assumptions include, among others, those regarding demand for Company services, expansion of service offerings geographically or through new or expanded service lines, the timing and cost of planned capital expenditures, competitive conditions and general economic conditions. These assumptions could prove inaccurate. Forward-looking statements also involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Such factors include the replacement of non-recurring event clean-up projects, a loss of a major customer, our ability to permit and contract for timely construction of new or expanded disposal cells, our ability to renew our operating permits or lease agreements with regulatory bodies, loss of key personnel, compliance with and changes to applicable laws, rules, or regulations, access to insurance, surety bonds and other financial assurances, a deterioration in our labor relations or labor disputes, our ability to perform under required contracts, failure to realize anticipated benefits and operational performance from acquired operations, adverse economic or market conditions, government funding or competitive pressures, incidents or adverse weather conditions that could limit or suspend specific operations, access to cost effective transportation services, fluctuations in foreign currency markets, lawsuits, our willingness or ability to pay dividends, implementation of new technologies, limitations on our available cash flow as a result of our indebtedness and our ability to effectively execute our acquisition strategy and integrate future acquisitions.

Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission (the "SEC"), we are under no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should not place undue reliance on our forward-looking statements. Although we believe that the expectations reflected in forward-looking statements are reasonable, we cannot guarantee future results or performance. Before you invest in our common stock, you should be aware that the occurrence of the events described in the "Risk Factors" section in this report could harm our business, prospects, operating results, and financial condition.

                             US ECOLOGY, INC.
                   CONSOLIDATED STATEMENTS OF OPERATIONS
                   (in thousands, except per share data)
                                (unaudited)

                                                   Three Months Ended
                                                       March 31,
                                             ------------------------------
                                                  2016            2015
                                             --------------  --------------
Revenue
  Environmental Services                     $       81,524  $       87,382
  Field & Industrial Services                        31,794          49,269
                                             --------------  --------------

    Total                                           113,318         136,651

Gross Profit
  Environmental Services                             30,454          33,192
  Field & Industrial Services                         4,754           6,652
                                             --------------  --------------

    Total                                            35,208          39,844

Selling, General & Administrative Expenses
  Environmental Services                              5,578           5,314
  Field & Industrial Services                         2,453           6,065
  Corporate                                          11,394          13,514
                                             --------------  --------------

    Total                                            19,425          24,893

                                             --------------  --------------
Operating income                                     15,783          14,951

Other income (expense):
  Interest income                                        49              41
  Interest expense                                   (4,559)         (5,694)
  Foreign currency gain (loss)                          759          (1,067)
  Other                                                 169             536
                                             --------------  --------------
    Total other expense                              (3,582)         (6,184)

Income before income taxes                           12,201           8,767
Income tax expense                                    4,684           2,902
                                             --------------  --------------
Net income                                   $        7,517  $        5,865
                                             ==============  ==============

Earnings per share:
    Basic                                    $         0.35  $         0.27
    Diluted                                  $         0.35  $         0.27

Shares used in earnings
per share calculation:
    Basic                                            21,684          21,583
    Diluted                                          21,745          21,689

Dividends paid per share                     $         0.18  $         0.18
                                             ==============  ==============

                             US ECOLOGY, INC.
                        CONSOLIDATED BALANCE SHEETS
                              (in thousands)
                                (unaudited)

                                                    March 31,     December
                                                      2016       31, 2015
                                                   -----------  -----------
Assets

Current Assets:
  Cash and cash equivalents                        $    14,282  $     5,989
  Receivables, net                                      93,785      106,380
  Prepaid expenses and other current assets              8,152        8,484
  Income tax receivable                                  1,137        2,017
                                                   -----------  -----------
    Total current assets                              117,356      122,870

Property and equipment, net                            212,001      210,334
Restricted cash and investments                          5,796        5,748
Intangible assets, net                                 238,673      239,571
Goodwill                                               192,913      191,823
Other assets                                             1,486        1,641
                                                   -----------  -----------
Total assets                                       $  768,225   $  771,987
                                                   ===========  ===========

Liabilities and Stockholders' Equity

Current Liabilities:
  Accounts payable                                 $    18,768  $    17,169
  Deferred revenue                                       6,675        8,078
  Accrued liabilities                                   22,798       25,634
  Accrued salaries and benefits                          9,471       11,513
  Income tax payable                                     3,360          117
  Current portion of closure and post-closure
   obligations                                           2,721        2,787
  Current portion of long-term debt                      2,954        3,056
                                                   -----------  -----------
    Total current liabilities                          66,747       68,354

Long-term closure and post-closure obligations          69,065       68,367
Long-term debt                                         280,552      290,684
Other long-term liabilities                              8,738        5,825
Deferred income taxes                                   81,458       82,622
                                                   -----------  -----------
    Total liabilities                                 506,560      515,852

Contingencies and commitments

Stockholders' Equity
  Common stock                                             218          217
  Additional paid-in capital                           170,514      169,873
  Retained earnings                                    106,899      103,300
  Treasury stock                                          (259)        (189)
  Accumulated other comprehensive loss                 (15,707)     (17,066)
                                                   -----------  -----------
    Total stockholders' equity                        261,665      256,135
                                                   -----------  -----------
Total liabilities and stockholders' equity         $  768,225   $  771,987
                                                   ===========  ===========

                             US ECOLOGY, INC.
                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                              (in thousands)
                                (unaudited)

                                                For the Three Months Ended
                                                        March 31,
                                               ----------------------------
                                                   2016           2015
                                               -------------  -------------
Cash Flows From Operating Activities:
  Net income                                   $       7,517  $       5,865
  Adjustments to reconcile net income to net
   cash provided by operating activities:
    Depreciation and amortization of property
     and equipment                                     5,904          7,479
    Amortization of intangible assets                  2,610          3,302
    Accretion of closure and post-closure
     obligations                                       1,024          1,035
    Unrealized foreign currency (gain) loss             (846)         1,754
    Deferred income taxes                               (699)        (1,193)
    Share-based compensation expense                     795            463
    Net (gain) loss on disposal of property
     and equipment                                       (17)           953
    Amortization of debt issuance costs                  638            500
    Amortization of debt discount                         37             37
    Changes in assets and liabilities:
      Receivables                                     12,222         14,143
      Income tax receivable                              943          2,229
      Other assets                                       365          1,560
      Accounts payable and accrued liabilities           571         (6,281)
      Deferred revenue                                (1,461)        (4,393)
      Accrued salaries and benefits                   (2,122)        (3,256)
      Income tax payable                               3,243           (981)
      Closure and post-closure obligations              (472)          (583)
                                               -------------  -------------
        Net cash provided by operating
         activities                                   30,252         22,633

Cash Flows From Investing Activities:
  Purchases of property and equipment                 (7,219)        (9,231)
  Purchases of restricted cash and investments           (53)          (816)
  Proceeds from sale of restricted cash and
   investments                                             6            790
  Proceeds from sale of property and equipment            56            160
                                               -------------  -------------
        Net cash used in investing activities         (7,210)        (9,097)

Cash Flows From Financing Activities:
  Payments on long-term debt                         (10,764)       (21,994)
  Dividends paid                                      (3,918)        (3,894)
  Proceeds from revolving line of credit               6,934              -
  Payments on revolving line of credit                (6,934)             -
  Proceeds from exercise of stock options                  -            126
  Other                                                 (225)          (255)
                                               -------------  -------------
        Net cash used in financing activities        (14,907)       (26,017)

Effect of foreign exchange rate changes on
 cash                                                    158           (293)

Increase (decrease) in cash and cash
 equivalents                                           8,293        (12,774)

Cash and cash equivalents at beginning of
 period                                                5,989         22,971
                                               -------------  -------------

Cash and cash equivalents at end of period     $      14,282  $      10,197
                                               =============  =============

EXHIBIT A

Non-GAAP Results and Reconciliation

US Ecology reports adjusted EBITDA, Pro Forma adjusted EBITDA and adjusted earnings per diluted share results, which are non-GAAP financial measures, as a complement to results provided in accordance with generally accepted accounting principles in the United States (GAAP) and believes that such information provides analysts, stockholders, and other users information to better understand the Company's operating performance. Because adjusted EBITDA, Pro Forma adjusted EBITDA and adjusted earnings per diluted share are not measurements determined in accordance with GAAP and are thus susceptible to varying calculations they may not be comparable to similar measures used by other companies. Items excluded from adjusted EBITDA, Pro Forma adjusted EBITDA and adjusted earnings per diluted share are significant components in understanding and assessing financial performance.

Adjusted EBITDA, Pro Forma adjusted EBITDA and adjusted earnings per diluted share should not be considered in isolation or as an alternative to, or substitute for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Adjusted EBITDA, Pro Forma adjusted EBITDA and adjusted earnings per diluted share have limitations as analytical tools and should not be considered in isolation or a substitute for analyzing our results as reported under GAAP. Some of the limitations are:

--  Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
--  Adjusted EBITDA does not reflect our interest expense, or the requirements necessary to service interest or principal payments on our debt;
--  Adjusted EBITDA does not reflect our income tax expenses or the cash requirements to pay our taxes;
--  Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments; and
--  Although depreciation and amortization charges are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted EBITDA does not reflect cash requirements for such replacements.
--  Pro Forma adjusted EBITDA does not reflect our business development expenses, which may vary significantly quarter to quarter.

Adjusted EBITDA

The Company defines adjusted EBITDA as net income before interest expense, interest income, income tax expense, depreciation, amortization, stock based compensation, accretion of closure and post-closure liabilities, foreign currency gain/loss and other income/expense, which are not considered part of usual business operations.

Pro Forma adjusted EBITDA

The Company defines Pro Forma adjusted EBITDA as adjusted EBITDA (see definition above) less the adjusted EBITDA related to the divested Allstate business, plus business development expenses incurred during the period. We believe Pro Forma adjusted EBITDA is helpful in understanding our business and how it relates to our 2016 guidance which includes neither the divested Allstate business nor business development expenses.

The following reconciliation itemizes the differences between reported net income and adjusted EBITDA and Pro Forma adjusted EBITDA for the three months ended March 31, 2016 and 2015:

                                                       Three Months Ended
(in thousands)                                             March 31,
                                                    -----------------------
                                                       2016        2015
                                                    ----------- -----------

Net Income                                          $     7,517 $     5,865
  Income tax expense                                      4,684       2,902
  Interest expense                                        4,559       5,694
  Interest income                                           (49)        (41)
  Foreign currency (gain) loss                             (759)      1,067
  Other income                                             (169)       (536)
  Depreciation and amortization of plant and
   equipment                                              5,904       7,479
  Amortization of intangible assets                       2,610       3,302
  Stock-based compensation                                  795         463
  Accretion and non-cash adjustments of closure &
   post-closure obligations                               1,024       1,035
                                                    ----------- -----------
Adjusted EBITDA                                          26,116      27,230
                                                    ----------- -----------

  EBITDA related to divested Allstate business                -      (1,082)
  Business development expenses                              68       1,740
                                                    ----------- -----------
Pro Forma adjusted EBITDA                           $    26,184 $    27,888
                                                    =========== ===========

EXHIBIT A

Non-GAAP Results and Reconciliation, continued

Adjusted Earnings Per Diluted Share

The Company defines adjusted earnings per diluted share as net income adjusted for the after-tax impact of non-cash foreign currency translation gains or losses, the after-tax impact of business development costs, and the after-tax impact of the divested Allstate business, divided by the number of diluted shares used in the earnings per share calculation.

The foreign currency translation gains or losses excluded from the earnings per diluted share calculation are related to intercompany loans between our Canadian subsidiary and the U.S. parent which have been established as part of our tax and treasury management strategy. These intercompany loans are payable in Canadian dollars ("CAD") requiring us to revalue the outstanding loan balance through our consolidated income statement based on the CAD/United States currency movements from period to period. Business development costs relate to expenses incurred to evaluate businesses for potential acquisition or costs related to closing and integrating successfully acquired businesses.

We believe excluding these non-cash foreign currency movements for intercompany financial instruments and business development costs provides meaningful information to investors regarding the operational and financial performance of the Company.

The following reconciliation itemizes the differences between reported net income and earnings per diluted share to adjusted net income and adjusted earnings per diluted share for the three months ended March 31, 2016 and 2015:

(in thousands, except per share data)       Three Months Ended March 31,
                                         -----------------------------------
                                               2016              2015
                                         ----------------  -----------------

                                                    per                per
                                                   share             share
Net income / earnings per diluted share  $ 7,517  $  0.35  $  5,865 $   0.27

Adjustments, net of tax:
  Divested Allstate businesss                  -        -       239     0.01
  Non-cash foreign currency translation
   (gain) loss                              (573)   (0.03)      647     0.03
  Business development costs                  42        -     1,067     0.05
                                         -------  -------  -------- --------
Adjusted net income / adjusted earnings
 per diluted share                       $ 6,986  $  0.32  $  7,818 $   0.36
                                         =======  =======  ======== ========

Shares used in earnings per diluted
 share calculation                        21,745             21,689
                                         =======           ========

1 Environmental Services ("ES") - This segment provides diversified waste services including transportation, recycling, treatment and disposal of hazardous and non-hazardous materials at Company-owned landfill, wastewater and other treatment facilities.

2 Field & Industrial Services ("FIS") - This segment provides waste packaging, collection and total waste management solutions at customer sites and through our 10-day transfer facilities. Services include on-site management, waste characterization, transportation and disposal of non-hazardous and hazardous waste. This segment also provides specialty services such as high-pressure cleaning, tank cleaning, decontamination, remediation, spill cleanup, emergency response and other services to commercial and industrial facilities and government entities.

Contact:
Alison Ziegler
Darrow Associates
(201)220-2678
aziegler@darrowir.com
www.usecology.com